Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports, relating to the financial statements of FEI Company and management’s report on the effectiveness of internal control over financial reporting dated March 10, 2006, appearing in the Annual Report on Form 10-K of FEI Company for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP
Portland, Oregon
August 10, 2006